Exhibit (10)(i)

COMPENSATION OF DIRECTORS

May 20, 2004

WHEREAS, Article IV, Section 10 of the corporation’s By-Laws states: “The board of directors shall have the authority to fix the compensation of directors.”;

NOW, THEREFORE, BE IT RESOLVED, that effective July 1, 2004, the compensation of the outside directors of this corporation shall be:

1.	An annual retainer fee in the sum of $35,000, irrespective of attendance at meetings of the board of directors; and

In addition, an annual retainer fee for the vice chair in the sum of $15,000, irrespective of attendance at meetings of the board of directors; and

2.	An annual retainer fee in the sum of $10,000 for the chair of the audit committee, irrespective of attendance at committee meetings; and

In addition, an annual retainer fee in the sum of $5,000 for the chairs of the board’s other standing committees, irrespective of attendance at committee meetings;

3.	An additional fee in the sum of $1,500 for each meeting of the board of directors attended;

4.	An additional fee for committee members in the sum of $1,500 for each meeting of a committee of the board of directors attended; and

5.	Reimbursement for all expenses incidental to attendance at a meeting of the board of directors or a meeting of a committee of the board of directors, and for any other expense incurred on behalf of the corporation.